AMENDMENT NO. 1 TO FINISHED PRODUCT SUPPLY AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment No. 1”) dated as of April 15, 2005 with an effective date of April 1, 2005 (the “Amendment No. 1 Effective Date”) to the Finished Product Supply Agreement (the “Supply Agreement”) dated as of March 5, 2004 and effective as of March 31, 2004, is made and entered into by and between Inyx, Inc. (“Inyx”), the assignee and successor in interest to Aventis Pharmaceuticals Inc. and its Affiliates (“Aventis”) and Aeropharm Technology, LLC, the successor in interest to Aeropharm Technology, Inc. (“Purchaser”). Capitalized terms used in this Amendment No. 1 shall have the meanings ascribed to them in of the Supply Agreement, unless as otherwise provided herein.

The following terms and conditions of this Amendment No. 1 set forth the understanding between the Purchaser and Inyx. Except as expressly amended and modified by this Amendment No. 1, the Supply Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. The Purchaser and Inyx (hereinafter referred to collectively as the “Parties”) hereby acknowledge and agree that, upon the Parties’ execution of this Amendment No. 1, the Supply Agreement shall be deemed to include the terms and conditions of this Amendment No. 1, and all references to the Supply Agreement in any form or manner shall be deemed to include a reference to this Amendment No. 1.

(1) Schedule 3.1 shall be deleted in its entirety and replaced with the following new Schedule 3.1:

The price for any Product and any finished HFA Product (as defined in the Product Acquisition Agreement) commencing on the Amendment No. 1 Effective Date shall be $4.50/unit. To the extent Purchaser is supplying New Components, the per unit price shall be reduced by $.23 when canisters are supplied by Purchaser and by an additional $.34 when valves are supplied by Purchaser.

(2) Section 3.1(b) of the Supply Agreement shall be deleted in its entirety.

(3) The first sentence of Section 3.1(c) shall be deleted in its entirety and replaced with the following:

If the Initial Product Cost is scheduled to increase by more than an aggregate ten percent (10%) for any calendar year, Inyx shall notify Purchaser, and Inyx and Purchaser shall consult with each other and take such actions as may be mutually agreed to (including attempting to renegotiate the price increase of any individual raw material item or component).

(4) The third sentence of Section 3.2(a) shall be deleted in its entirety and replaced with the following:

The date of each invoice shall be no earlier than ninety (90) days prior to the date the Products are available for shipment pursuant to Section 2.4.

(5) The first sentence of Section 4.1 shall be deleted in its entirety and replaced with the following:

The Term will commence upon the Effective Date and will continue for a ten (10) year period thereafter, unless terminated earlier in accordance with the provisions of Section 4.2 (the “Term”).

(6) The following sentence shall be added immediately after the last sentence of Section 7.12:

The parties shall use good faith efforts to negotiate (or cause their respective Affiliates to negotiate) the terms of a research and development collaboration related to the Purchaser’s HFA Product on or before June 30, 2005.

       This Amendment No. 1 is agreed upon as of the date first written above by:

INYX:	PURCHASER:

INYX, INC.	AEROPHARM TECHNOLOGY, LLC

By: /s/ Jack Kachkar	By: /s/ Andrew I. Kovel

Name: Jack Kachkar Title: Chairman & CEO	Name: Andrew I Kovel Title: